Press Release
Centrue Financial Corporation Announces Shareholder Approval for Merger
Ottawa, IL, June 7, 2017 - Centrue Financial Corporation (NASDAQ: CFCB) (“Centrue”) today announced that Centrue’s shareholders voted in favor of the approval of the merger agreement between Centrue and Midland States Bancorp, Inc. (NASDAQ: MSBI) (“Midland”). Under the merger agreement, and subject to the satisfactory of customary closing conditions, Centrue will merge into Midland, with Midland as the surviving corporation.
About Centrue Financial Corporation
Centrue Financial Corporation is a regional financial services company headquartered in Ottawa, Illinois and devotes special attention to personal service. Centrue serves a market area which extends from the far western and southern suburbs of the Chicago metropolitan area across Central Illinois and metropolitan St. Louis. Further information about Centrue is available at its website at http://www.centrue.com.
About Midland States Bancorp, Inc.
Midland States Bancorp, Inc. is a community-based financial holding company headquartered in Effingham, Illinois, and is the sole shareholder of Midland States Bank. Midland had assets of approximately $3.4 billion, and its Midland Wealth Management Group had assets under administration of approximately $1.9 billion as of March 31, 2017. Midland provides a full range of commercial and consumer banking products and services, merchant credit card services, trust and investment management, and insurance and financial planning services. In addition, commercial equipment leasing services are provided through Heartland Business Credit, and multi-family and healthcare facility FHA financing is provided through Love Funding, Midland’s non-bank subsidiaries. Midland has more than 80 locations across the United States. For additional information, visit www.midlandsb.com or follow Midland on LinkedIn at https://www.linkedin.com/company/midland-states-bank.
Additional Information
This communication is being made in respect of the merger involving Midland and Centrue. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.
Midland has filed a registration statement on Form S-4 with the SEC in connection with the proposed transaction. Shareholders are advised to read the joint proxy statement/prospectus because it contains important information about Midland, Centrue and the proposed transaction. This document and other documents relating to the merger filed by Midland and Centrue can be obtained free of charge from the SEC’s website at www.sec.gov. These documents also can be obtained free of charge by accessing Midland’s website at www.midlandsb.com under “Investors” and then under the “SEC Filings” tab. Alternatively, these documents may be obtained free of charge from Midland upon written request to Midland States Bancorp, Inc., Corporate Secretary, 1201 Network Centre Drive, Effingham, Illinois, 62401 or by calling (217) 342-7321 or emailing corpsec@midlandsb.com, or from Centrue, upon written request to Centrue Financial

Corporation, Investor Relations, 122 West Madison Street, Ottawa, Illinois 61350 or by calling (815) 431-8400 or emailing investor.relations@centrue.com.
CONTACTS:
For Midland:
Douglas J. Tucker, Sr. V.P., Corporate Counsel, at dtucker@midlandsb.com or (217) 342-7321
For Centrue:
Daniel R. Kadolph, Chief Financial Officer, at daniel.kadolph@centrue.com or (815) 431-2838